Wilson, Sonsini, Goodrich & Rosati            EXHIBIT 5.1
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300



                                  May 20, 1996


StarSight Telecast, Inc.
39650 Liberty Street, Third Floor
Fremont, CA  94538

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 20, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 900,000 additional shares of your Common Stock reserved for issuance under the 1989 Stock Incentive Program (the "Plan").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,


                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ Wilson, Sonsini, Goodrich & Rosati